October 5, 2015
NorthWestern Corporation
3010 West 69th Street
Sioux Falls, South Dakota 57108
Re:    Registration Statement on Form S-3 of NorthWestern Corporation
Ladies and Gentlemen:
I serve as Senior Corporate Counsel and Corporate Secretary of NorthWestern Corporation, a Delaware corporation (the “Company”), and in such capacity I, or the attorneys that I supervise, have acted as counsel to the Company in connection with the sale by the Company to the Underwriters (as defined below) of 1,100,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, pursuant to the underwriting agreement, dated September 29, 2015 (the “Underwriting Agreement”), by and between the Company and RBC Capital Markets, LLC, as representative for the underwriters named therein (the “Underwriters”).
In connection with this opinion, I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of:

1.
the registration statement on Form S-3ASR (File No. 333-202126) of the Company relating to the Shares and other securities of the Company filed on February 17, 2015 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement including documents incorporated by reference therein being hereinafter referred to as the “Registration Statement”);

2.
the prospectus, dated February 17, 2015 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

3.
the preliminary prospectus supplement, dated September 29, 2015, relating to the offering of the Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations (the “Preliminary Prospectus”);

4.
the prospectus supplement, dated September 29, 2015, relating to the offering of the Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations (the “Prospectus Supplement”);

5.	an executed copy of the Underwriting Agreement;

6.	a copy of the Amended and Restated Certificate of Incorporation of the Company, as amended to date;

7.	a copy of the Amended and Restated Bylaws of the Company, as amended and in effect as of the date hereof; and

8.	a copy of certain resolutions of the Board of Directors of the Company, adopted on July 22, 2015, and the resolutions from a meeting of the Pricing Committee thereof, held on September 29, 2015.
In connection with the opinions expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company, and when the Shares are delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.
In rendering the foregoing opinions, I have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making my examination of executed documents or documents to be executed, I have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.
As to facts material to the opinions and assumptions expressed herein, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinions expressed herein are limited to the laws of the State of South Dakota and the Delaware General Corporation Law, including applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and I express no opinion as to the effect of the laws of any other jurisdiction.
I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s current report on Form 8-K, incorporated by reference in the Registration Statement, and to the reference with respect to this opinion under the caption “Legal Matters” in the Preliminary Prospectus and the Prospectus Supplement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.
Sincerely,
/s/ Timothy P. Olson
Timothy P. Olson
Senior Corporate Counsel & Corporate Secretary